EXHIBIT 23.1



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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 16, 1996 (except with respect to the matter discussed in the first paragraph of Note 16, as to which the date is March 8, 1996) included in Whitney Holding Corporation's Form 10-K for the year ended December 31, 1995, and of our report dated March 8, 1996 included in Whitney Holding Corporation's Form 10-K/A for the year ended
December 31, 1995 and to all references to our Firm included in this registration statement.



                             /s/ Arthur Andersen LLP


New Orleans, Louisiana
   August 8, 1996



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